Exhibit 10.3

June 2, 2010

Mr. Craig Storey

Dear Craig,

On behalf of the team here at Heelys, I’d like to extend an offer to join us.  As we work to remake the company and return the brand to the status it deserves we believe that your talent, skills and experience would be invaluable to us.

The details of this offer, as we discussed, would be:

1)    Title of Chief Operating Officer

2)    Starting base salary of $200,000

3)    50,000 options to be granted by the compensation committee and voted on by the board with eligibility for additional options or restricted share grants to be reviewed by the compensation committee by request as well as through the Long Term Management Incentive Plan

4)    Inclusion in the newly implemented bonus plan at the COO/CFO level

5)    Benefits as outlined by company policy

6)    A signing bonus of $15,000 that would cover any moving and temporary living expenses

7)    Your request for six months severance for dismissal without cause will be honored as well as one year for change of control in the first twelve months of your employment and six months for the next two years.

Your primary responsibilities would include:

1)    All of the reporting, supervisory and legal responsibilities consistent with the position of CFO of this publicly traded company including, but not limited to; investor relations and communications, investment policy, insurance, SEC compliance, liaison with the Board of Directors

2)    Monitoring our legal issues, relationships and expenses

3)    Leading HR

4)    Leading IT including the assessment of and implementation of any issues regarding the company’s ability to do business affordably, efficiently and globally

5)    Work with our international group on contracts, distribution and legal issues

And maybe most importantly, be a leader here at Heelys.  Contribute to the culture of winning, innovation and success that we are working hard every day to build here.

Per company policy, this offer is subject to a standard background check.  If these terms are acceptable, please let me know as soon as possible.  We would like you to be in Dallas Monday June 7, 2010 to begin the transition while Lisa is still here.  I understand that you are traveling with your wife on business to Germany the following week and that will be fine.  If you have any questions please feel free to call me.

We’re looking forward to you joining the Heelys team.

Best regards,

/s/ Thomas C. Hansen

Tom Hansen

President and Chief Executive Officer

Heelys, Inc.